EXHIBIT 9
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                            GOODWIN, PROCTER & HOAR LLP
                               COUNSELLORS AT LAW
                                 EXCHANGE PLACE
                        BOSTON, MASSACHUSETTS 02109-2881

                                                       Telephone (617) 570-1000
                                                      Telecopier (617) 523-1231


                                 May 21,1998




USAA Tax Exempt Fund, Inc.
USAA Building
9800 Fredericksburg Road
San Antonio, Texas  78288-0227

Gentlemen:

         As counsel to USAA Tax Exempt Fund, Inc. (the "Company"), a Maryland corporation, we have been asked to render our opinion with respect to the issuance of shares of capital stock, $.01 par value per share, classified as shares of the Long-Term Fund, Intermediate-Term Fund, Short-Term Fund, Tax Exempt Money Market Fund, California Bond Fund, California Money Market Fund, New York Bond Fund, New York Money Market Fund, Virginia Bond Fund and Virginia Money Market Fund (the "Shares") of the Company which have been established and designated in Articles of Incorporation of the Company and Articles Supplementary to the Articles of Incorporation, as amended (collectively, the "Articles"), all as more fully described in the prospectuses and statements of additional information contained in Post-Effective Amendment No. 27 (the "Amendment") to Registration Statement No. 2-75093 (the "Registration Statement") filed by the Company.

         We have examined the Articles of the Company, the By-Laws of the Company, the minutes of certain meetings of the Board of Directors of the Company, the prospectuses and statements of additional information contained in the Amendment and such other documents, records and certificates as we deemed necessary for the purposes of this opinion.

         Based upon the foregoing, and assuming that not more than 290,000,000 shares of the Long-Term Fund, 302,000,000 shares of the Intermediate-Term Fund, 190,000,000 shares of the Short-Term Fund, 3,235,000,000 shares of the Tax Exempt Money Market Fund, 140,000,000 shares of the California Bond Fund, 2,435,000,000 shares of the California Money Market Fund, 100,000,000 shares of the New York Bond Fund, 1,060,000,000 shares of the New York Money Market Fund, 120,000,000 shares of the Virginia Bond Fund and 1,125,000,000 shares of the Virginia Money Market Fund will be issued and outstanding at any time, we are of the opinion that the Shares will, when sold in accordance with the terms of the prospectuses and statements of additional information relating to the Shares in effect at the time of the sale, be legally issued, fully paid and non-assessable.


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                          GOODWIN, PROCTER & HOAR LLP


USAA Tax Exempt Fund, Inc.
May 21, 1998
Page 2


         We also hereby consent to the reference to this firm in the statements of additional information under the heading "General Information-- Counsel" which form a part of the Amendment and to a copy of this opinion being filed as an exhibit to the Amendment.





                              Very truly yours,


                              /S/ Goodwin, Procter & Hoar LLP
                              --------------------------------
                              GOODWIN, PROCTER & HOAR   LLP